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Exhibit 99.(a)(4)

Form of Notice to Employees

REMINDER: PLEASE RETURN THE VOTING INSTRUCTION FORM YOU RECEIVED AS A PARTICIPANT IN THE COMPANY'S 401(K) PLAN TO INTRUST BANK, N.A. ON OR BEFORE 5:00 P.M., EASTERN STANDARD TIME, ON JANUARY 17, 2006, TO DIRECT INTRUST BANK, N.A. HOW TO VOTE AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 19, 2006.

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Form of Notice to Employees